Exhibit 10.18
IMCOR Pharmaceutical Co.
6175 Lusk Blvd.
San Diego, CA 92121
(858) 410-5601

February 8, 2005

Mr. B. Jack DeFranco
7323 Vista Del Mar
La Jolla, CA 92037

Re: Amended and Restated Employment Terms

Dear Jack:

We are pleased to amend and restate the terms of your employment which were originally set forth in the letter agreement dated June 6, 2003 from Photogen Technologies, Inc. (n/k/a IMCOR Pharmaceutical Co.) (the “Company”).

Your new title, effective as of January 20, 2005, will be Chief Operating Officer. Your initial salary for this position will be $231,000 per year (less applicable withholding and deductions). Payments will be made on a bi-weekly basis in accordance with Company policy. Merit increases and bonuses, if any, will be at the sole discretion of Board of Directors. The Company will reimburse you for approved travel and related expenses, subject to proper documentation.

The Company will provide you with the following benefits:

•	Vacation hours will be earned at your current rate of accrual.

o	In the event that your unused vacation accrual exceeds our maximum levels no additional vacation hours will accrue until vacation hours are taken and reduced to the maximum accrual listed below.

o	Increases in vacation accrual based on years of service will occur at the beginning of the 6th and 11th years of employment, including your years of service while at Alliance.

o	The vacation earnings schedule is:

▪	Bands 1-4 Exempt Employees: 3 weeks annually- maximum accrual- 1.5 x annual (4.5 weeks)

▪	Band 5 Exempt Employees: 4 weeks annually- maximum accrual- 1.25 x annual (5 weeks)
•	Nine Company holidays plus two discretionary “floating” days.

•	Company sponsored medical and dental coverage for you and eligible dependents; premiums will be shared between the Company and employee.

•
Sick leave will accrue per pay period, up to a maximum of 8 days annually, and can be accumulated for a period of two years (or 16 days). Because sick time may only be used for an actual illness of you or, pursuant to applicable law, of your child, parent, spouse or domestic partner, accrued, unused sick leave will not be paid out on termination.

•	Salary deferral under 401(k) Plan (currently the Company does not make any contributions under the 401(k) Plan).

•	Other benefits at the discretion of the Company.

You acknowledge that you have previously received the following option awards:

•	an option to purchase 170,000 shares granted on June 19, 2003 with an exercise price of $1.25;

•	an option to purchase 40,000 shares granted on January 7, 2004 with an exercise price of $1.47; and

•	an option to purchase 210,000 shares granted on May 6, 2004 with an exercise price of $0.85

If the Company terminates you for any reason other than for cause, the Company will pay you severance for a period of one year. All severance payments will be paid on a bi-weekly basis in accordance with the Company's regular payroll schedule. If you terminate your employment or are terminated for cause, the Company will not make any severance payments. "Cause" means:

•
willful failure or refusal to perform your duties hereafter where such duties are not performed to the Company's reasonable satisfaction within thirty (30) days after written notice to you (and termination shall be effective as of the end of such 30-day period); or

•
conviction of, or pleading guilty or nolo contendre to, any criminal offense or the commission by the employee of any act involving dishonesty, embezzlement, fraud, breach of trust or moral turpitude (and termination shall be effective upon written notice to you).

You acknowledge and agree that your employment with the Company is based upon the mutual consent of the Company and yourself. Therefore, either the Company or you are free to terminate the employment at will. This means that you are free to quit at any time and that the Company is free to terminate your employment for any reason, with or without cause, and with or without notice, at any time. You also acknowledge and agree that the Company has the right to change your compensation, duties, assignments, responsibilities or geographical location of your job at any time, with or without cause. No representative of the Company has the authority to make any contrary oral agreement and the at-will nature of the employment relationship with the Company may only be altered by a writing executed by the Company’s President.

The Employee Confidentiality, Inventions and Non-Competition Agreement (“Confidentiality Agreement”) that you previously executed remains in full force and effect. You acknowledge that this letter agreement and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior agreements, oral, written or otherwise, including but not limited to the letter agreement dated June 6, 2003 and the Employment Severance Compensation Agreement dated November, 2003, with respect to the subject matter set forth herein.

Please signify your acceptance of this agreement by signing and dating this letter and returning one original to me, keeping the other for your records.

Sincerely,

/s/ Taffy J. Williams

Taffy J. Williams, Ph.D.
President and Chief Executive Officer
Agreed and accepted by:

/s/ Jack DeFranco
B. Jack DeFranco
Date: February 8, 2005